For Immediate Release

PAYCHEX NAMES NEW SENIOR VICE PRESIDENT OF SERVICE
Former Convergys executive John B. Gibson has more than 20 years experience in business services, and HR solutions and technology

Rochester, NY (May 16, 2013) - Paychex, Inc. (NASDAQ:PAYX), a leading provider of payroll, human resource, and benefits outsourcing solutions for America's small and medium-sized businesses, today announced that John B. Gibson will be the company's new senior vice president of service. The Paychex Board of Directors has also appointed him to be an officer of the company.

Most recently, Gibson was president and chief executive officer of AlphaStaff, a national provider of human resource outsourcing services to small and medium-sized businesses. Prior to that, Gibson was president of the HR Management division of Convergys (NYSE:CVG), a global leader in technology, outsourcing, and business services with revenues of $2 billion.

“John brings a wealth of experience and a strong commitment to client service,” says Martin Mucci, Paychex president and chief executive officer. “We are excited to have him join the Paychex team as we continue to expand our business, and our technology and service offerings for our clients. John will have responsibility for leading our dedicated service organization and the total service relationships with clients across the company.”

Paychex field operations and centralized product operations will report to Gibson, as will SurePayroll, the SaaS-based online payroll provider Paychex acquired in 2010.

As president and CEO of AlphaStaff, Gibson was responsible for developing business strategy, leading the sales and service organization, and launching new product offerings including those created in response to health care reform.

As president of the HR Management division of Convergys, Gibson was responsible for all aspects of the global outsourcing unit and led thousands of employees in 20 countries who delivered benefits solutions, payroll, and HR technology capability to millions of client employees around the world. Prior to holding that position, Gibson was senior vice president of global operations and client services for Convergys' HR business process outsourcing business.

Gibson's earlier career experience includes 10 years with Ameritech, a Fortune 100 global communications and business services provider. He was vice president of sales and service of Ameritech's cable division when he left the company.

Gibson holds a Bachelor of Arts degree from Indiana University. He also attended the executive development program at Northwestern University's Kellogg School of Management and the international business program of INSEAD, a global graduate business school. Gibson, a native of Anderson, Indiana, will begin his new role with Paychex on May 20, 2013.

About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses.  The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers' compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971.  With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 567,000 payroll clients as of May 31, 2012.  For more information about Paychex and our products, visit www.paychex.com.

# # #

Stay Connected with Paychex
Twitter: www.twitter.com/paychex

Facebook: www.facebook.com/paychex
LinkedIn: http://www.linkedin.com/company/paychex/products

Media Contact
Laura Saxby Lynch
Director, Corporate Communications
Phone: (585) 383-3074
Email: lsaxbylynch@paychex.com
Twitter: @PaychexNews